Exhibit 5.3

March 25, 2014

Axiall Corporation
Eagle Spinco Inc.
1000 Abernathy Road, Suite 1200
Atlanta, Georgia 30328

Re:                             Registration Statement on Form S-4 Filed by Axiall Corporation and Eagle Spinco Inc.

Ladies and Gentlemen:

We have acted as special Washington counsel to Royal Window and Door Profiles Plant 14 Inc., a Washington corporation (the “Company”), in connection with the Registration Statement on Form S-4 filed by Axiall Corporation, a Delaware corporation (“Axiall”) and Eagle Spinco Inc., a Delaware corporation (“Eagle Spinco” and together with Axiall, the “Issuers”), the Company and other guarantors named therein (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), for the registration of (a) up to $450,000,000 in aggregate principal amount of 4.875% Senior Notes due 2023 of Axiall (the “Exchange 2023 Notes”) to be issued pursuant to that certain Indenture dated as of February 1, 2013 (the “Axiall Indenture”), by and among the Issuers, the Company, and the other guarantors named therein, and U.S. Bank National Association, as trustee (the “Trustee”); and (b) up to $688,000,000 in aggregate principal amount of 4.625% Senior Notes due 2021 of Eagle Spinco (the “Exchange 2021 Notes”) to be issued pursuant to that certain Indenture dated as of January 28, 2013, as supplemented on January 28, 2013  (the “Eagle Spinco Indenture” and together with the Axiall Indenture, the “Indentures”), by and among the Issuers, the Company, and the other guarantors named therein, and the Trustee.

The obligations of each Issuer under the Exchange 2023 Notes and the Exchange 2021 Notes, respectively, will be guaranteed by certain subsidiaries of the Issuers, including the Company, pursuant to the guarantees contained in the Axiall Indenture and the Eagle

Spinco Indenture, respectively (collectively, the “Guarantees”).  Except as otherwise indicated herein, capitalized terms defined in the Indentures are used herein as defined in the Indentures.

A.                                    Documents and Matters Examined

In connection with this opinion letter, we have examined originals or copies of such documents, records, certificates of public officials and certificates of officers and representatives of the Issuers and the Company as we have considered necessary to provide a basis for the opinions expressed herein, including the Indentures and the Registration Statement.  As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents (and all opinions based on public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter), (b) information provided in certificates of officers/representatives of the Issuers and the Company, (c) written statements of representatives of the Issuers and the Company and (d) the representations and warranties of the Issuers and the Company in the Indentures and the Registration Statement.  We have not independently verified the facts so relied on.

B.                                    Assumptions

We have relied, without investigation, on the following assumptions:

B-1                            Original documents reviewed by us are authentic, copies of original documents reviewed by us conform to the originals and all signatures on executed documents are genuine.

B-2                            All individuals have sufficient legal capacity to perform their functions with respect to Indentures and the transactions contemplated by the Indentures, the Registration Statement, and the related documents thereto.

B-3                            The Indentures and the other documents reviewed by us are valid and binding obligations of each party thereto, enforceable in accordance with their respective terms, and each such party has complied with all legal requirements pertaining to its status relevant to its right to enforce the Indentures against the Company.

B-4                            The Indentures and the Guarantees contained therein have not been amended, modified, rescinded, or supplemented in any way, other than the pursuant to the Supplemental Indenture dated as of December 30, 2013, which supplemented the Axiall Indenture, and the Supplemental Indenture dated as of December 30, 2013, which supplemented the Eagle Spinco Indenture.

C.                                    Opinions

Based on the foregoing and subject to the qualifications and exclusions stated below, we express the following opinions:

C-1                            The Company is a corporation validly existing under Washington law.

C-2                            The Company (a) had the corporate power to execute and deliver the Indentures at the time of such execution and delivery, (b) had taken all corporate action necessary to authorize the execution and delivery of the Indentures at the time of such execution and delivery, and (c) duly executed and delivered the Indentures.

C-3                            The Company has the corporate power to perform its obligations under the Indentures, including the Guarantees contained therein.

C-4                            The Company’s execution and delivery of the Indentures and performance of its obligations under the Indentures (including the performance of its Guarantees contained therein) did not violate, as of the date of the applicable Indenture, (a) the laws of the State of Washington that we examined in rendering the opinions expressed herein and that in our experience are typically applicable to agreements similar to the Indentures, (b) the court orders listed on Exhibit A hereto, which list was provided by the Company in response to our request for a list of all material orders and decrees of any court, arbitrator or governmental agency binding upon the Company or its properties and issued within the last three years in a proceeding in which the Company was a party, or (c) the Company’s articles of incorporation or bylaws.

D.                                    Qualifications; Exclusions

D-1                            The opinions expressed herein are subject to bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

D-2                            Except to the extent expressly noted to the contrary in this opinion letter, we express no opinion as to the effect, if any, that one or more of the following matters may have on the opinions expressed herein:

(a)                                 federal securities laws and regulations administered by the Commission, state “blue sky” laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments;

(b)                                 federal and state laws and regulations dealing with (i) antitrust and unfair competition; (ii) filing and notice requirements (e.g., Hart-Scott-Rodino), other than requirements applicable to charter-related documents such as a certificate of merger; (iii) environmental laws and regulations; (iv) land use and subdivisions; (v) tax; (vi) patent, copyright, trademark and intellectual property; (vii) racketeering; (viii) health and safety; (ix) labor and employment; (x) national and local emergencies; (xi) possible judicial deference to acts of sovereign states; (xii) criminal and civil forfeiture laws; (xiii) statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); and (xiv) regulation of lenders or the conduct of the business of lenders and that may relate to the Indentures;

(c)                                  Federal Reserve Board margin regulations;

(d)                                 compliance with fiduciary duty requirements;

(e)                                  the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, cities, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level), and judicial decisions to the extent that they deal with any of the foregoing;

(f)                                   fraudulent transfer and fraudulent conveyance laws;

(g)                                  pension and employee benefit laws and regulations;

(h)                                 the Company’s title to or the condition of title of any property; and

(i)                                     the creation, attachment, perfection, priority or enforcement of liens or encumbrances.

D-3                            We express no opinion as to the enforceability of the Indentures or the Guarantees contained therein.

D-4                            Notwithstanding any provisions in any Indenture to the effect that the such Indenture reflects the entire understanding of the parties with respect to the matters described therein, Washington courts may consider extrinsic evidence of the circumstances surrounding the negotiation and execution of the Indentures to ascertain the intent of the parties in using the language employed in such Indenture, regardless of whether or not the meaning of the language used in the Indenture is plain and unambiguous on its face, and may determine that additional or supplemental terms can be incorporated into the Indenture.

D-5                            We express no opinion as to the accuracy, completeness or sufficiency of any information contained in any filings with the Commission or any state securities regulatory agency, including the Registration Statement.

For purposes of expressing the opinions herein, (a) we have examined the laws of Washington, (b) we have assumed that those laws govern the construction, interpretation and enforcement of the Indentures, whether or not any of the Indentures include a choice-of-law provision stipulating the application of the laws of some other jurisdiction and (c) our opinions are limited to such laws.  We have not reviewed, nor are our opinions in any way predicated on an examination of, the laws of any other jurisdiction, and we expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

The opinions expressed herein (a) are limited to matters expressly stated herein, and no other opinions may be implied or inferred, including that we have performed any actions in order to provide the legal opinions and statements contained herein other than as expressly set forth, and (b) are as of the date hereof (except as otherwise noted above).  We disclaim any undertaking or obligation to update these opinions for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention.

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The opinions herein may be relied upon by your counsel, Jones Day, in connection with their providing certain legal opinions in connection with the filing of the Registration Statement.  We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the related rules and regulations promulgated under the Act, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Act or the related rules and regulations promulgated under the Act.  No expansion of our opinions may be made by implication or otherwise.

Very truly yours,

/s/ Perkins Coie